Exhibit 5.1

February 6, 2018

Pluristem Therapeutics Inc.
MATAM Advanced Technology Park,
Building No. 5, Haifa,
Israel 31905

Re:	Registration of Shares under the Pluristem Therapeutics Inc. 2016 Equity Compensation Plan and Amended and Restated 2005 Stock Option Plan

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Pluristem Therapeutic Inc., a Nevada corporation (the “Company”), of 5,350,000 shares of its common stock, par value $0.00001 per share (“Common Stock”), that are to be issued under the Company’s 2016 Equity Compensation Plan (the “2016 Plan”) and the Company’s Amended and Restated 2005 Stock Option Plan (the “2005 Plan” and collectively with the 2016 Plan referred to as the “Plans”), including shares of common stock issuable upon the exercise of options and vesting and exercise of restricted stock units (“RSUs”) granted and to be granted pursuant to the provisions of the Plans (all such shares issued or to be issued thereunder referred to herein as, the “Registered Shares”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Company’s Registration statement on Form S-8 (the “Registration Statement”) under the Act.

We have acted as counsel to the Company in connection with the Registration Statement and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Articles of Incorporation of the Company, as currently in effect, the Amended By-laws of the Company, as currently in effect, the minute books and corporate records of the Company, and such other documents as we have considered necessary and appropriate in order to furnish the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.  For purposes of our opinion, we have examined an official compilation of “Title 7 – Business Associations; Securities; Commodities, Chapter – 78 – Private Corporations” of the Nevada Revised Statutes.  Such examination was limited to the provisions of such statute only, and did not include any annotations or commentary related thereto.  Other than such examination and our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Based on and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms of the respective Plans and the options, RSUs or other rights granted thereunder, the Registered Shares will be duly authorized, validly issued, fully paid and nonassessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/ ZYSMAN, AHARONI, GAYER AND SULLIVAN & WORCESTER LLP